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                                                                   EXHIBIT 10(f)

                   CONTRACT OF BENEFIT OF SERVICES GATHERED
                                  SWITCHLESS

Of a part, the Company ITS Europe S.L., society of Spanish nationality, with
CIF: B29707585, with home in Marbella, Avda. Severe Ochoa, 28 Edf. Marina Marbella 3(0) TO, constituted in authorized writing the day January of 1995, 23 before the Notary of Marbella Mrs. Amelia Bergillos Moreton, inscribed in the Mercantile Registration of Malaga, to the volume 1639, I foliate 29, leaf n(0) MA-19713, inscription 1(a), represented by D. Frederic Cohen, with D.N.I. n(0) X-2095069-AND, in your quality of unique Administrator, with enough powers to carry out this act as you consists in the writing of power granted before the Notary of Marbella Don Brown Mauricio, the day December of 2000, 22 with the number 5914 of your protocol, inscribed in the Mercantile Registration of Malaga, to the volume 1639, I foliate 33, leaf n(0) MA-19713, inscription 5(a).

from now on called "ITS Europe",

and of other, LINCE Telecommunications CORP., society of Spanish nationality, with CIF: To-82009812, with home in Madrid, street Jose Ortega and Gasset, 100, constituted in authorized writing the day May of 1998, 13 before the Notary from Madrid Don Jose Maria Rock and Bernaldo of Quiros, society inscribed in the Mercantile Registration of Madrid, to the volume 13.183, I foliate 129, Leaf n(0) M-213468, inscription 1(a), represented by Don Vincent Lobry, residence card and N.I.E. n(0) X-2601942-K, in your quality of Executive Director of Marketing and Sales, with enough powers to carry out this act as you consists in the writing of power granted before the Notary from Madrid Don Antonio Vegetable garden Trolez, the day April of 1.999, 19 with the number 999 of your protocol., inscribed in the Mercantile Registration of Madrid, to the volume 13.925, I foliate 177, leaf M-213468, inscription 16, from now on called LINCE.

                                 THEY EXPOSE

1. That LINCE is a Society dedicated to the benefit of services of Telecommunications, and in particular it is regular of a license for the benefit of the service of Basic Telephony that operates in the whole national territory under the mark Uni2.

2. That ITS Europe is interested and qualified to carry out in an effective way the benefit of Services of Telecommunications through the phone net of LINCE.

3. That both you leave they declare and they recognize to have the necessary legal capacity for the grant of the present contract of benefit of services and they show your conformity of subscribing him with subjection to the following articles:

ARTICLE 1.  DOCUMENTS CONTRACTUAL 2
ARTICLE 2.  DEFINITIONS 3

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ARTICLE 3.. I OBJECT 4
ARTICLE 4.. CONDITION OF YOU SIGNS OF THE CONTRACT 4
ARTICLE 5.. NO-EXCLUSIVITY OF LINCE 4
ARTICLE 6.. OBLIGATIONS OF THE PST:  4
ARTICLE 7.  OBLIGATIONS OF LINCE 5
ARTICLE 8 - NO-PUBLICITY OF THE NAMES AND MARKS OF LINCE 6
ARTICLE 9.. CONFIDENTIALITY 7
ARTICLE 10.. VALIDITY 8
ARTICLE 11.  I PRICE OF THE SERVICE 8
ARTICLE 12.  BILLING / PAYMENTS 8
ARTICULATE 13. ADMINISTRATION OF A CLI 9
ARTICLE 14.. PREASIGNACION.  11
ARTICLE 15.  MODIFICATIONS FOR PART OF LINCE OF THE CONDITIONS OF
      PROVISION OF SERVICES 12
ARTICLE 16.  SURRENDER OF THE CONTRACT 12
ARTICLE 17. GUARANTEE BANK 13
ARTICLE 18.. RESOLUTION 13
ARTICLE 19.  DIVISIBILITY OF THE CLAUSES 13
ARTICLE 20.. JURISDICTION AND JURISDICTION 14
ARTICLE 21.. RIGHT APPLICABLE 14
ARTICLE 22.. ENTIRETY 14

ANNEX 1. CONDITION YOU SPECIFY OF SALE OF I TRAFFIC BIGGER FOR THE SERVICE SWITCHLESS

ANNEX 2. APPLICABLE DISCOUNTS AND MINIMA OF BILLING

ANNEX 3. CONDITION you SPECIFY OF SALE OF I TRAFFIC bigger FOR THE SERVICE OF COLLECTION TO INCLINATION OF THE PREFIXES 900

ANNEX 4. CONDITION you SPECIFY OF SALE OF I TRAFFIC bigger FOR THE SERVICE OF COLLECTION TO INCLINATION OF THE PREFIXES 901

ANNEX 5. CONDITION you SPECIFY OF SALE OF I TRAFFIC bigger FOR THE SERVICE OF COLLECTION TO INCLINATION OF THE PREFIXES 902

ANNEX 6. APPLICATION OF HIGH IN CONTRACT OF SALE OF MORE TRAFFIC.

ARTICLE 1. CONTRACTUAL DOCUMENTS

The present Contract is compound for the following documents:

      - The present general conditions of sale of more traffic,
      - The annexes.

In the event of contradiction, divergence or non agreement among the enumerated contractual

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documents, the annexes will prevail with the applicable particular conditions to the present Contract.

ARTICLE 2. DEFINITIONS

2.1. THE SUPPLIER OF SERVICES OF TELECOMMUNICATIONS (PST).

You refers to ITS Europe that intervenes in beneficiary's of this contract quality.

2.2. THE CLIENT.

You refers to a client of the PST that uses the net of LINCE.

2.3. SERVICES.

You refers to the provided benefits according to the conditions that are specified Contract presently.

2.4. BENEFIT, PROVISION OR SUPPLY OF SERVICES OF TELECOMMUNICATIONS.

You refers to the commercial activity of the PST, consistent in the benefit of Services of Telecommunications through the phone net of LINCE.

2.5. CLI. (CALLING LINE IDENTIFICATION).

Identification of Line of Call. Two types of CLI exist:

      - The CLI Singular. that you identifies an extension of the public net of telephone, and

      - The CLI of line head. that a PBX identifies (switchboard) in the public net of telephone.

A CLI will be active if you is activated in the net of LINCE to give a telecommunication service.

2.6. CDR. (CALL RECORDS DATES)

Registrations of Data of Call.

2.7. THE SIC

 System of Commercial Information of LINCE.

2.8. BILL OF BILLING

You refers to the bill from the PST to which the due benefits of conformity are billed with the present Contract that will gather in oneself invoice the benefits of all the CLI of the Clients of the PST activated in the net of LINCE.

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ARTICLE 3.. OBJECT

This Contract has for object the definition of the conditions according to those which LINCE, through the benefit of the services of telecommunications and, concretely, the sale of more traffic, offers to the PST for the use of your Clients some preferable price conditions for the categories of phone communications that are defined in the enclosed corresponding Annex to the present document that is integral and inseparable part of the same one.

If there was not another agreement I specify, the prices will be applied from the Commercial offer of LINCE to the clients companies and independent professionals for the indirect service.

ARTICLE 4.. CONDITION OF YOU SIGNS OF THE CONTRACT

4.1. the PST declares to have the opportune legal, administrative authorizations and of any necessary order for the correct exercise of the activity of benefit of services of telecommunications to your clients.

The PST will be able to sell the Service exclusively to people and companies that have foreseen to cover your telecommunication necessities, not being able to the PST, under any concept, to resell the Service to company some that in turn has foreseen to market the Service among final users.

4.2. the conditions of prices agreed Contract presently won't be been able to add to other reductions of prices or promotional offers.

ARTICLE 5.. NO-EXCLUSIVITY OF LINCE

LINCE will lend the service to the PST with non exclusive character, being reserved the right of carrying out the commercialization of the traffic, either direct or indirectly, for any other commercialization net that you chooses.

ARTICLE 6.. OBLIGATIONS OF THE PST:

6.1. the PST declares:

      - to Exercise supplier's of phone services commercial activity to your clients.
      - to Have a commercial organization.
      - to Have a service of attention to the client (administration of all the consultations and reclamations, of technical nature and of billing: activation, emergency telephone, attendance to the client, etc.).
      - to Have a system of your clients' billing that allows the treatment of the CDR of LINCE.

6.2. the PST won't be able to facilitate your Clients or potential Clients the telephone number from the Service of attention to the client. of LINCE.

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6.3. the PST will follow the certain procedure with LINCE and foreseen in the
Article 13 for the activation and the deactivation of the CLI of your Clients.

6.4. the PST commits to use the offer of the present I only Hire in the mark of your commercial activity. This point excludes your own necessities of telecommunications expressly.

6.5. the PST commits to pay to LINCE the amounts corresponding to the I traffic of the CLI of your clients activated in the net of LINCE.

6.6. the PST commits to notify to LINCE with at least a month of advance to the date of the setting in wanted operation, the information related with any possible evolution of your Service. In that case, after the analysis of the evolutions of your Service, LINCE will have fifteen natural days to communicate the conditions you would tariff that you proposes for this new Service.

6.7. the PST commits to reprogram, should the need arise, the phone team of your clients installing new phone team in the facilities of your clients with the purpose of to make possible that these use the Service.

6.8. the PST assumes all the responsibilities of execution of your obligations directly toward the users of these services, or of third of conformity with the applicable legislation.

6.9. the PST acts on your behalf, for your bill and under your only responsibility in your relationships with the users of your services or with third people, be these physics or juridical. Therefore, at all it cannot commit the responsibility of LINCE due to your commercial exploitation or your civil or commercial responsibility. The PST commits to treat any received reclamation directly and to protect LINCE against any reclamation, resource or action, be which is your nature.

6.10. the PST commits to complete the legislation and other normative of applicable Spanish development to the borrowed service, and you will be in any event responsible for this execution on the part of your own Clients in the measure in that this regulation is you applicable.

6.11. the PST commits expressly to inform LINCE in way fehaciente, of any modification of the structure of your social capital or shareholders in the maximum term of one week since the mentioned modification takes place.

ARTICLE 7. OBLIGATIONS OF LINCE

LINCE commits to put into operation all the necessary means for the regular office of the phone traffic specified in the corresponding Annex, and you will guarantee the PST a quality of equivalent service to that of your commuted net and the opportune transmission of the CDR.

Nevertheless, LINCE won't be responsible for the shortcomings caused by facts unaware to your will, and in short: - By reason of more force, for the shortcomings caused by third, and especially for blame, deceit or negligence on the part of the PST with relationship to the conditions in general and technical specifications of access to the service in particular defined presently contract.

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LINCE doesn't become responsible for the content of the informations transmitted during the encaminamiento of the traffic, and you is it to the title that fuere. LINCE won't be responsible in any case of the information transmitted through the net used by the PST for the users of your services. The PST gives up explicitly through the signature of the present Contract all your reclamation rights against LINCE in connection with any damage caused in or for any information, electronic file, database or any other element related with the above-mentioned.

The compensations that LINCE should carry out the PST in the event of failure of the provoked service by reason of LINCE, will correspond to the direct damages and certain ligatures to the failure in question, with expressed exclusion of the damages for indirect damages, and especially the losses corresponding to the volume of business, the commercial and moral damages, as well as with exclusion of any compensation foreseen by a contract that relates the PST with your own Clients. In the case of the indirect damages, the PST, for if or by means of your insurers, you gives up expressly to present any reclamation, except in the case of unquestionable deceit on the part of LINCE.

You won't be considered to LINCE responsible for the conformity and adaptation to the applicable legislation of the material provided by the PST.

LINCE commits to put to disposition of the PST those evolutions and technical improvements of your Net as they go taking place.

LINCE commits to activate and to disable the CLI of the clients of the PST.

LINCE commits to put to disposition of the PST, the registrations of data of calls (CDR) of the CLI of the Clients of this last, lapsed two working days from the date of the communications. You will surrender the information of the whole traffic studied during one day.

LINCE puts under an obligation also to conserve the files mentioned during a period of 12 months (twelve months).

LINCE puts under an obligation to that the transmitted data (CDR) they contain as minimum: the CLI, the number of complete destination of the call, the duration of the call in seconds, and the date and the hour of beginning of the call.

ARTICLE 8 - NO-PUBLICITY OF THE NAMES AND MARKS OF LINCE

For agreement express among the parts, the PST commits expressly to not using, I lower you forms some, the name of LINCE TELECOMUNICACIONES,S.A., "LINCE" or the mark. Uni2. in the mark of your activity of benefit of services of telecommunications, especially with ends of promotion of your own products, and you commits expressly to not making reference to this names in way some.

Any infraction on the part of the PST of this obligation will bear the rescission of the present contract under the conditions foreseen in the article 18, going into effect this rescission

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immediately from your notification for certified letter with acknowledgement of receipt, on the part of LINCE, without damage of the damages and damages that this entity can claim.

As exception to this principle, you remembers that the PST can explain to your Clients and potential Clients that your offer is based on a technical solution given by LINCE for the calls foreseen in the corresponding Annex verbally.

The use prohibition of those mentioned names will last a natural year with posteriority to the rescission of the present contract and they are it which are the reasons of this rescission.

If the PST, direct or indirectly, infringes this obligation of no-publicity, LINCE will be able to claim the PST the amount of 10.000.000 pesetas (ten million pesetas), to title of penal clause. This penalization won't suppress the demand of the pertinent quantities as repair of the caused damages.

ARTICLE 9.. CONFIDENTIALITY

All the technical or commercial data that are exchanged among the parts are confidential and they won't be able to be disclosed without the previous expressed authorization and in writing of the part that provides them.

The parts commit to communicate these data exclusively to people that need to know them for the good execution of the present Contract. In the mark of this communication, the parts should inform this people of the confidential character of the data and to obtain of them the commitment of respecting the confidentiality.

The parts guarantee the good execution of the obligation of confidentiality on the part of your employees and your eventual subcontractors.

This obligation of confidentiality understands, in a non exhaustive way, the relative presentation documents to the products and services of LINCE or Uni2, all the documents and previous data to the signature of the present Contract, the present Contract and all your annexes and appendixes, correspondence and exchanges of documents that have given place to the present Contract and your later appendixes.

This obligation of confidentiality will be applicable during a two year-old period from the extinction of the present Contract, be which fuere your cause.

In the event of not being respected these dispositions by one of the parts, the other part will have the ability to cancel the present Contract under the conditions foreseen in the Article 18.

The present disposition won't be from application to the data that are of public domain in the moment of your communication or those that are later on from public domain to your communication, provided, in this last case, didn't leave as consequence of an infraction of the obligation of confidentiality for the part receptora of the information.

ARTICLE 10.. VALIDITY

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As much the present Contract as the specific conditions that figure in the
Annexes as integral and inseparable part of the same one, will go into effect in the date of the signature of the same one for the parts.

The validity of the present Contract will be from one year to count from the setting to disposition of the Service, except if the parts agree to subscribe a new Contract before the term of this period of one year.

At the end of this period, the present Contract will be continued tacitly by new successive periods of one year. In case the PST or LINCE doesn't want to continue the present Contract, the part that you wants to solve the Contract will notify to the other part your intention for certified letter with acknowledgement of receipt with a minimum advance of three months regarding your expiration or to the one of anyone of your extensions.

To the finalization of this contract, LINCE puts under an obligation to disable all the CLI of the clients of the PST that are active in the net of LINCE, proceeding to it, as maximum, in the moment in that this finalization is effective.

ARTICLE 11. I PRICE OF THE SERVICE

The effective price of the service lent by LINCE to the day of the signature of the present contract, is the one that figures in the corresponding Annex.

Nevertheless the above-mentioned, the prices will be able to be modified by LINCE under the conditions foreseen in the Article 15 of the present Contract.

The price of the service includes:

      - The access price to the service,
      - The price of the communications.

With object of speeding up the procedure of communication of new relative prices to the present Contract, these they will communicate by mail to the PST electronic and/or for fax indicating the entrance date in vigor of the same ones, owing the PST to communicate to LINCE, in your case, the non acceptance of the new prices for fax and electronic mail simultaneously (or for any other means that allows to have perseverance of the shipment of the communication of non acceptance and of the reception of the same one). If in the term of 5 working days from the reception of the new prices for the PST, LINCE had not obtained answer of the same one, you will understand each other that you agrees with the new prices and these they will be considered accepted.



The new prices that LINCE puts in knowledge of the PST and that they have not been rejected by the same one, they will incorporate to the Contract of Benefit of Services being integral part of the same one.

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ARTICLE 12. BILLING/PAYMENTS

12.1. LINCE will bill the borrowed Service monthly to the PST.

12.2. the amounts billed with arrangement to the present Contract will be yielded in the date of emission of the invoices denominated invoice" "date and payable in a maximum term of 30 natural days (thirty days) from this date.

The payments will be made in the address and in the bank bill indicated in the invoice.

12.3. the parts declare to know that during the validity of this Contract the peseta can be substituted by the euro like currency only European of legal course in Spain, and that, in that case, the present Contract won't suffer any alteration or modification for effect of the introduction of the unique currency.

The quantities of pesetas to that you refers this Contract will be substituted in an automatic way by the quantities corresponding of Eurus, calculated to the conversion type that settles down in the norms that are dictated to such an effect.

12.4. in the event of delay of the payment of an invoice a penalization will be applied concerted late per day from the date payment limit defined previously. This penalization will be calculated by means of the addition of two percentage points to the type of interest of the Market Interbancario of Madrid (MIBOR) or the one that substitutes you, published by the Bank of Spain, effective in the month in the one that the delay is applied. The penalization is effective from the first day late.

In case the delay of the payment is prolonged during more than one week, LINCE will be entitled to suspend the benefit of the Services, without LINCE is or you can be considered responsible for the direct consequences or derived insinuations of the suspension of this Service.

12.5. LINCE will provide the PST the elements of information that constitute a voucher of the consumption.

12.6. any reclamation, to be acceptable, you will be transmitted to LINCE by certified letter with acknowledgement of receipt in a maximum term of 30 days (thirty days) to count from the invoice date. The reclamation will indicate LINCE the reach, the nature and the reasons of your objection. Of not taking place objection in the suitable term, you will understand each other that the PST accepts the quantities and the billed quantities.

The reclamation doesn't exempt the PST of paying, in the foreseen terms, the amounts corresponding to the billed quantities.

In particular, nevertheless any action of reclamation of responsibility against LINCE or the PST based on the reclamation of one of the Parts or of a third part, the PST will continue being responsible in front of LINCE of the amounts corresponding to the communications that go by an activated CLI.

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In the event of rejection of the reclamation, LINCE will facilitate a motivated answer that you includes all the pertinent vouchers.

In the event of acceptance of the reclamation, LINCE will carry out a compensation of the corresponding quantity in la/s factura/s siguiente/s.

I ARTICULATE 13. ADMINISTRATION OF A CLI

The Clients of the PST will be activated and disabled in the SIC of LINCE.

You won't be possible a temporary closing of the Service. You will only be possible an activacion/desactivacion.

The PST guarantees to LINCE that each one of the CLI activated to his petition in the net of LINCE will be based on a written contract signed between the regular Client of the CLI and the PST.

The procedures of communication LINCE of the relative information to the administration of the clients of the PST (activation and deactivation) they will be executed in function of the data that the PST facilitates by means of the electronic mail or of any other means with the consent of the parts.

LINCE commits to activar/desactivar a CLI in the date requested by the PST provided the petition is carried out with a minimum advance of two working days. For that reason, I/you was considered petition date, that of the acknowledgement of receipt of all the data that you/they are needed on the part of LINCE.

The PST will continue being responsible in front of LINCE of the amounts corresponding to the calls transmitted by your Client from the activation until this Client's effective deactivation on the part of LINCE.

LINCE will be legitimated to request to a third part that you carries out independent audits with the purpose of checking that the declared CLI belongs to real Clients of the PST.

13.1. ACTIVACION/DECLARACION OF A CLI

With the purpose of to open the Service and to allow to LINCE, on one hand, to link a CLI with a PST and, for other, to identify the CLI when the corresponding Client carries out calls, as well as to effects of billing, the PST will proceed to give to LINCE the data of the CLI of each Client according to the detailed declaration rules in the Clause 13.3 so that you introduces them in the SIC.

You will proceed then to the activation of the CLI in the net, being able to starting from that moment the Client of the PST to carry out the calls foreseen in the Annex corresponding of the present Contract.

Oneself CLI, won't be able to be declared simultaneously by two PST, neither for a PST and any

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other channel of distribution of LINCE.

If a PST requests to already activate a line declared active with another PST or channel of distribution of LINCE, then:

      The PST will have signed with the Client the corresponding contract that authorizes you to act as your supplier of services of telecommunications, and in particular he/she will have the authorization written to carry out on behalf of the Client all the necessary actions to lend you this services of telecommunications including the desactivacionde the Client's CLIs that are already activated in the net of LINCE through another channel (another PST or any other commercial channel of LINCE).

      The PST will put this authorization to disposition of LINCE in the same moment to carry out the petition of activation of the CLI.

      The petition of high of a CLI on the part of a PST, considering the above-mentioned, you will authorize LINCE to proceed to this discharge, and if I/you went necessary to disable the active line in that moment in the net of LINCE through another channel (another PST or any other commercial channel of LINCE).

13.2. DEACTIVATION OF A CLI

In case the PST has a certain knowledge that his Client has stopped to use the net of LINCE, you will have the obligation of requesting the deactivation of all the activated CLI belonging to this Client.

In case you is considered that a physical person or company have stopped to study traffic in the net of LINCE, the PST agrees to request the deactivation of the corresponding CLI inside a term of 3 days (three days) working since the ceasing took place, I save in the event of more force.

Every month, LINCE will study the list of the CLI that you/they have not carried out calls during the last two months, being reserved the right of requesting to a third independent part that carries out an audit in connection with the mentioned CLI. If this audit demonstrates that a CLI belongs to a physical person or a company that you is considered that they have stopped to traffic in the net of LINCE, this last one will have the possibility to disable this CLI.

13.3. RULES OF DECLARATION OF A CLI

In case the Client uses a digital PBX, the PST you will declare the whole list of individual CLI or only the. head of PBX. according to the configuration of the final user's PBX: if the PBX transports each individual CLI and not always the. head of PBX., the PST will declare to LINCE all the CLI, if not, you will declare the exclusively. head of PBX..

ARTICLE 14. PREASIGNACION.

14.1. the PST will be able to request the preasignacion to all your clients' LINCE (subscribers)

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that have granted you an expressed authorization and in writing to such effects. This applications of preasignacion, properly executed, will be given to the agent of the PST in LINCE, attaching to each application copies of the authorization from the subscriber to the PST so that you acts on your behalf to preasignacion effects.

14.2. the PST commits to have the subscriber's original authorization authorizing you so that, on your behalf, designate the operator beneficiary that will study all the calls preseleccionables, request the operator preselection for the phone lines of the access operator that the subscriber indicates you and make all the complementary performances that are required with this end, as well as to transfer your personal data to the operators that intervene in the preasignacion process, without damage of that prepared in the Organic Law 15/1999 of December 13, of Protection of Data of Personal Character and development Regulations, and everything it in execution of the Circular one of the CMT has more than enough preselection and any resolution that you emits in this respect the CMT.

14.3. the PST will give to LINCE happiness original authorization whenever I/you was required this way by LINCE in the maximum term of five (5) working days from your petition. In the event of nonfulfillment of this obligation, so that LINCE accepts an application of preasignacion of this PST, the PST you will be forced to always attach, to the application of properly executed preasignacion, the original authorization of the subscriber to the PST so that you acts on your behalf to effects of preasignacion application.

14.4. LINCE won't accept any preasignacion application for CLI that have not been previously given of high in the net of LINCE for the PST. To proceed to give of low to a CLI preasignada with LINCE, this CLI will have been previously preasignada with another operator, annulling the preasignacion with LINCE.

14.5. the terms of activation of the preasignacion service will be the legally established ones without in any case LINCE it becomes responsible for the possible delays in that can incur the access operator in this activation.

14.6. the preasignacion service will be gratuitous for the PST during the first year of contract. Nevertheless LINCE will have the ability to load the PST monthly with previous warning the costs that are rebounded you by each application that you gives to LINCE and be rejected so much for the access operator, as annulled due to nonfulfillments of the preasignacion process (v.g. you lacks of originals so much of preasignacion application as of authorization of the subscriber's representation in the PST to preasignacion effects, lack of the subscriber's data, etc.)




ARTICLE 15. MODIFICATIONS FOR PART OF LINCE OF THE CONDITIONS OF
PROVISION OF SERVICES

15.1. LINCE commits to not modifying the General Conditions of the Contract until the term of the first period of validity of the present Contract of one year without damage of that foreseen in the

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Article 15.2.

15.2. LINCE the right is reserved to modify the conditions of benefit of the services in the event of suspension, you gives up, partial or total modification of your authorization on the part of the Ministry of Development or in the event of substantial modification of the resulting conditions of the catalog of interconnection of Telefonica. Nevertheless that prepared in the Article 18 of the present Contract, the PST, if you doesn't accept the modifications that are proposed, you can solve the present Contract for certified letter with acknowledgement of receipt, without penalization some, previous warning with an advance of fifteen (15) natural days.

15.3. the increase of the price of the communications established Contract presently, so much to the new circumstances mentioned in the previous paragraph, like in the case of extension of the present Contract, you will authorize the PST in writing to the resolution of the same, previous warning, with a minimum advance of fifteen (15) natural days, without you implies it the penalization payment some.

ARTICLE 16. SURRENDER OF THE CONTRACT

16.1. the present Contract will be vinculante for both parts and you won't be able to be given by none from them to third some without the previous written consent of the other part whose consent won't be refused unjustifiably, and whenever the third grantee assumes the rights and obligations and accept the entirety of the commitments that has assumed and accepted the grantor by virtue of the present Contract.

16.2. nevertheless the above-mentioned LINCE is authorized from this moment to give the rights and obligations of the present Contract, total or partially, to anyone of the societies of the Group to the one that belongs, with the single obligation of notifying such a circumstance in writing, to the PST.

ARTICLE 17. BANK GUARANTEE

The PST commits to give to LINCE, to the signature of the present Contract, a deposit bank initial for a quantity of 10.000.000 ptas. (ten million pesetas) and in one month starting from the setting in service a guarantee of 10.000.000 ptas. (ten million pesetas). The bank deposit and the guarantee will respond of the integral payment from all the due amounts to LINCE.

The quantity of the bank guarantee will be able to be upgraded monthly with reason of the extension or renovation of the Contract to represent an equivalent quantity to the sum of the last two monthly invoices of traffic emitted going to the PST. The quantity of the up-to-date bank guarantee will be notified on the part of LINCE to the PST for certified letter with acknowledgement of receipt, in the following month to the date of anniversary of the Contract.

The amounts corresponding to the difference among the bank guarantee in course and your upgrade will surrender, according to the case, to the PST or LINCE in a maximum term of 30 days (thirty days) with posteriority to the date of notification of the quantity upgraded by LINCE.

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ARTICLE 18. RESOLUTION

18.1. the present Contract will be able to be resolved of full right for an or another part in the event of nonfulfillment of anyone of your obligations on the part of the other contracting party.

This resolution will be effective, one month after the part incumplidora has been prepared by the part that non incumplio, by means of certified letter with acknowledgement of receipt, without damage of the right to the action or compensation that I/you could correspond you.

18.2. due to the character "intuitu personae" of the present Contract, you will be able to be resolved of full right for LINCE in an automatic way in the event of judicial intervention of the PST, of your Administrators or of your liquidation, to count from the decision of the judicial organ. In case the PST will request the declaration of suspension of payments the resolution you will take place in the moment in that this application was foreseen by the PST, everything it without damage of any other action that legally could correspond LINCE.

18.3. I save in the supposition foreseen in the Article 15, if the PST decided to solve the present Contract before the finalization of the conventional term, you will satisfy LINCE a compensation of a stanchion similar to three months of traffic calculated on the average on the last six months until the resolution petition.

ARTICLE 19. DIVISIBILITY OF THE CLAUSES

If anyone of the stipulations of the present Contract was declared null as a consequence of a judicial or by arbitration decision, or should be modified as consequence of a decision of a national or community authority, the parts will make an effort in good faith to adapt your execution conditions, being clear that this situation won't affect to the other dispositions of the present Contract.

ARTICLE 20. JURISDICTION AND JURISDICTION

The parts will try to solve the possible relative disagreements friendly to the execution and the interpretation of the present Contract. If you doesn't reach a friendly agreement, the relative litigations to the present Contract will undergo the institutional arbitration of the Court of Arbitration of Madrid of the Official Camera of Trade and Industry of Madrid, to which will be trusted the appointment of the referees and the administration of the arbitration. The parts agree to accept as definitive and vinculante the award by arbitration, and they give up your right to begin any judicial procedure.




ARTICLE 21. APPLICABLE RIGHT

The present Contract will be governed by the Spanish common civil legislation.

Both parts agree that the language for relative communications to the execution or execution of that

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established Contract presently, will be carried out in Castilian.

ARTICLE 22.

The present Contract with the annexes that are integral part of the same one, picks up the entirety of the contractual obligations among the Parts. You annuls and you substitutes to all the written agreements or verbal, to all the proposals and all the correspondence previous to your signature and that they had the same object.

No modification of the terms of the present contract will be able to suppose new obligations for anyone of the Parts if you is not picked up in an annex signed by the legal representative of both, to exception of the prices of the Service for whose modification the procedure will be continued foreseen in the Article 11 (I Price of the Service).

AND so that you consists this way to the opportune effects, they sign the present document for copy copy in Madrid at 1 of Julio 2000

on behalf of LINCE                        on behalf of ITS Europe, SL
Telecommunications S.A.

   /s/ Vincent Lobry                         /s/ Frederick Cohen
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